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                                                                    EXHIBIT 99.1

                               (EQUITY INNS LOGO)


                    EQUITY INNS CLOSES MORTGAGE DEBT OFFERING
                -NET PROCEEDS USED TO REDUCE VARIABLE RATE DEBT-



GERMANTOWN, Tenn., November 21, 2005 -- Equity Inns, Inc. (NYSE: ENN), the third largest hotel real estate investment trust (REIT), announced that the Company completed a $73.5 million offering of Senior Mortgage Debt. The Company used seven hotels as collateral for the loan. The 10-year loan bears interest at a fixed rate of 5.44% per annum. The net proceeds of the offering were used pay off existing variable rate long-term debt and to pay down the Company's line of credit.

Mr. Howard Silver, President and Chief Executive Officer, commented, "We are extremely pleased to have completed this transaction, as it serves to reduce our average interest rate cost and increase the Company's already high proportion of balance sheet fixed rate debt to 97%."

GE Real Estate acted as sole underwriter in the deal.

ABOUT EQUITY INNS

Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company, which ranks as the third largest hotel REIT based on number of hotels, currently owns 123 hotels with 14,788 rooms located in 36 states. For more information about Equity Inns, visit the Company's Web site at www.equityinns.com.

CONTACT:   Equity Inns, Inc.
           Howard Silver
           Mitch Collins, 901-754-7774
                        Or
           Integrated Corporate Relations, Inc.
           Brad Cohen, 203 682-8211